As filed with the Securities and Exchange Commission on March 31, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Toronto-Dominion Bank
(Exact name of Registrant as specified in its charter)

Canada	13-5640479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
P.O. Box 1
Toronto-Dominion Centre
King Street West and Bay Street
Toronto, Ontario M5K 1A2
Canada
(416) 982-8222
(Address, including zip code, of Registrant’s principal executive office)

Commerce Bancorp, Inc. 401(k) Retirement Plan
1997 Employee Stock Option Plan
1998 Stock Option Plan for Non-Employee Directors
2004 Employee Stock Option Plan
(Full Title of the Plan)

Brendan O’Halloran
The Toronto-Dominion Bank
31 West 52nd Street
New York, New York 10019-6101
(212) 827-7000
(Name, address, including zip code, and telephone number, including area code, of Registrants agent for service)

Copies to:
Lee Meyerson
Ellen Patterson
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑            Accelerated filer ☐                      Non-accelerated filer ☐                      Smaller reporting company ☐
                          (Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (a)(b)	Share(c)	Price	Registration Fee
Common Shares, without par value	11,798,088	$60.94	$718,975,482.72	$17,594.82

(a)	The number of Common Shares being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the plans described herein.

(b)	The shares are issuable pursuant to the Commerce Bancorp, Inc. 401(k) Retirement Plan (1,000,000 Common Shares) and the 1997 Employee Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors and the 2004 Employee Stock Option Plan (10,798,088 Common Shares).

(c)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on March 28, 2008.

(d)	The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 11,798,088 shares by the average of the high and low price of the stock on March 28, 2008 ($60.94 per share).

(e)	Pursuant to Rule 457(p), $10,660.91 of the $192,928.60 filing fee previously paid by the registrant in connection with the filing of its Form F-4 (File No. 333-147304) on November 13, 2007 is offset against the currently due filing fee.
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Commerce Bancorp, Inc. 401(k) Retirement Plan.

EXPLANATORY NOTE
          Effective as of March 31, 2008, pursuant to an Agreement and Plan of Merger, dated October 2, 2007 (the “Merger Agreement”), by and among The Toronto-Dominion Bank (the “Company” or “Registrant”), Cardinal Merger Co., a wholly-owned subsidiary of the Registrant, and Commerce Bancorp, Inc. (“Commerce”), the Registrant acquired all of the issued and outstanding shares of Commerce and, as a result of the transaction, Commerce became an indirect wholly-owned subsidiary of the Registrant.
          Pursuant to the terms of the Merger Agreement, upon completion of the transactions contemplated by the Merger Agreement, each outstanding and unexercised option to purchase shares of Commerce common stock shall be fully vested and shall be converted into an option (“Converted Option”) to acquire common shares, without par value, of the Registrant (“Common Shares”), according to a formula set forth in the Merger Agreement. Further, in connection with the completion of the transactions contemplated by the Merger Agreement, effective as of March 31, 2008, Commerce common stock was eliminated as an eligible investment option under the Commerce Bancorp, Inc. 401(k) Retirement Plan (the “401(k) Plan”) and participants may in the future be able to direct the investments of their plan accounts in the Common Shares.
          This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering Common Shares (i) issuable upon the exercise of Converted Options outstanding under the stock option plans listed on the cover page of this Registration Statement and (ii) to be offered to employees of Commerce under the 401(k) Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant or the 401(k) Plan with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended October 31, 2007, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)	Form 6-K, filed on November 1, 2007.

(c)	Form 6-K, filed on November 29, 2007.

(d)	Form 6-K, filed on January 22, 2008.

(e)	Form 6-K, filed on January 25, 2008.

(f)	Form 6-K, filed on February 21, 2008.

(g)	Form 6-K, filed on February 28, 2008.

(h)	Form 6-K, filed on March 3, 2008.

(i)	Form 6-K, filed on March 5, 2008.

(j)	Form 6-K, filed on March 27, 2008.

(k)	The 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2006.

(l)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed on August 22, 1996.
          All documents filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Christopher A. Montague, Executive Vice President and General Counsel of the Registrant, owns or has the right to acquire Common Shares of the Registrant in an amount that does not exceed 0.05% of the outstanding Common Shares of the Registrant.
Item 6. Indemnification of Directors and Officers.
          Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of the Act, including their fiduciary duties imposed under the Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:
(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which they acted at the bank’s request as a director or officer or in a similar capacity; and
(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.
          Under the Bank Act of Canada, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses incurred by them in connection with the defence of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

          The Registrant’s by-laws provide that subject to the limitations contained in the Bank Act of Canada, but without limit to the right of the Registrant to indemnify or advance funds to any person under the Bank Act of Canada or otherwise, the Registrant will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is involved because of that association with the Registrant or other entity. However, the Registrant’s bylaws further provide that the Registrant shall not indemnify any such person unless: (i) such person acted honestly and in good faith with a view to the best interests of the Registrant or the other entity for which they acted at the Registrant’s request as a director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.
          The Registrant maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.
          The Registrant also maintains liability insurance policies providing for the insurance on behalf of any person who is or was an employee of the Registrant while acting as a director, officer, trustee, governor or executive director of any organization where such service is with the knowledge and consent of the Registrant’s Board of Directors against any liability incurred by him or her in any such capacity or arising out of his or her status, provided that such insurance shall not apply to the extent that any such person is entitled to be indemnified by such organization or to the extent that such organization maintains separate insurance of behalf of the person against such liability.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

No.	Exhibit
5.1	Opinion of Christopher A. Montague.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Joint Consent of Ernst & Young LLP and PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

          With respect to the 401(k) Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to quality the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on this 31st day of March 2008.

THE TORONTO-DOMINION BANK

By:	/s/ Christopher A. Montague

Name: Christopher A. Montague
Title: Executive Vice President and General Counsel
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	March 31, 2008
William E. Bennett

*	Director	March 31, 2008
Hugh J. Bolton

*	Director	March 31, 2008
John L. Bragg

*	President, Chief Executive Officer and Director (principal executive officer)	March 31, 2008
W. Edmund Clark

*	Director	March 31, 2008
Wendy K. Dobson

*	Director	March 31, 2008
Darren Entwistle

*	Director	March 31, 2008
Donna M. Hayes

*	Director	March 31, 2008
Henry H. Ketcham

*	Director	March 31, 2008
Pierre H. Lessard

*	Director	March 31, 2008
Harold H. MacKay

*	Director	March 31, 2008
Brian F. MacNeill

*	Director	March 31, 2008
Irene R. Miller

*	Director	March 31, 2008
Roger Phillips

*	Director	March 31, 2008
Wilbur J. Prezzano

Signature	Title	Date

*	Director	March 31, 2008
William J. Ryan

*	Director	March 31, 2008
Helen K. Sinclair

*	Director and Chairman	March 31, 2008
John M. Thompson

*	Vice President and Chief Accountant (principal accounting officer)	March 31, 2008
Kelvin Tran

*	Group Head, Finance and Chief Financial Officer (principal financial officer)	March 31, 2008
Colleen M. Johnston

/s/ Christopher A. Montague		March 31, 2008
Christopher A. Montague
* Attorney-in-fact

Authorized Representative in the United States:

/s/ Brendan O’Halloran		March 31, 2008
Name: Brendan O’Halloran
Title: Senior Vice President

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Commerce Bancorp, Inc. 401(k) Retirement Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of                     , State of New Jersey on the                      day of                      2008.

COMMERCE BANCORP, INC. 401(K) RETIREMENT PLAN

By:	Commerce Bancorp, Inc., as Plan Administrator

By:	/s/ James L. Gertie Name: James L. Gertie
Title: Trustee

INDEX TO EXHIBITS

No.	Exhibit
5.1	Opinion of Christopher A. Montague.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Joint Consent of Ernst & Young LLP and PricewaterhouseCoopers LLP.

24.1	Power of Attorney.